EXHIBIT 21.1

                        SUBSIDIARIES

Subsidiaries of Smith's Food & Drug Centers, Inc.:

     Smitty's Supermarkets, Inc.
     Smith's Beverage of Wyoming
     Western Property Investment Group, Inc.
     Treasure Valleyland Company, L.C.

Subsidiaries of Smitty's Supermarkets, Inc.:

     Smitty's Super Valu, Inc.

Subsidiaries of Smitty's Super Valu, Inc.:

     Saint Lawrence Holding Company
     Compare, Inc.

Subsidiaries of Saint Lawrence Holding Company

     Smitty's Equipment Leasing, Inc.
     SLHC 2, Inc.